Exhibit 3.39

ARTICLES OF INCORPORATION

OF

PAETEC COMMUNICATIONS OF VIRGINIA, INC.

FIRST:	The name of the corporation is PaeTec Communications of Virginia, Inc (the “Corporation”).

SECOND:	The Corporation is organized as a Public Service Company under the laws of the Commonwealth of Virginia. The purpose of the Corporation is to engage in the business of providing local and long distance telecommunications services and all services related thereto.

THIRD:	The powers and purposes in these Articles of Incorporation shall not be deemed to provide in any way or limit by inference any powers or purposes granted to the Corporation by the Laws of the Commonwealth of Virginia, now or subsequently in effect or implied by any reasonable construction of such laws.

FOURTH:	The number of shares the Corporation is authorized to issue is One Hundred (100), which shall be common stock.

FIFTH:	The Corporation’s initial registered office address, which is the business address of the initial registered agent is 8300 Boone Boulevard, Suite 500, Vienna, Virginia 22182. The registered office address is physically located in the County of Fairfax.

SIXTH:	The name of the Corporation’s initial registered agent is Seth Stark. The initial registered agent is an individual who is a resident of Virginia and a member of the Virginia State Bar

The undersigned incorporator declares that the facts herein stated are true as of December 29, 1998.

By:	/s/ Daniel J. Venuti
Daniel J. Venuti, Incorporator